Exhibit 10.9

Trade Contract

Party A (Supplier): Contract No.:

Party B (buyer): Signing time and place:

Party A and Party B shall negotiate through equality and resources on spot sales. The following consensus was reached:

1: Product name, specification, material, origin, warehouse, bundle number, number of pieces, quantity, unit price including tax, and amount

product name	specifications (MM)	material quality	Count heavy	number of packages	quantity	unit price	amount of money
				(fix)	(ton)	(first)	(first)

amount to
RMB (in words)

Note: 1. The specific transaction quantity shall be subject to the actual delivery, and the transaction amount shall be multiplied by the unit price including tax by the actual delivery amount;

2. Place and mode of delivery (delivery): place of delivery (delivery): warehouse where the goods are located: mode of transportation: self-pickup.

3. Related expenses: the fees and freight shall be borne by Party B.

4: Acceptance quality standards: implement the relevant national quality standards.

5: acceptance quantity standard: according to the manufacturers standard, the reasonable pound difference is within the range.

6: Time limit for raising objections: If there is any objection to the goods, submit a written objection and relevant materials to Party A within 5 days after delivering (delivering) the goods, and if overdue, it will be deemed to have no objection.

7: Settlement method and term: Party B shall pay the full amount of goods to Party As account, lock the resource amount and price, and Party A shall receive the full payment before Party B with the valid certificate provided by Party A.

Eight, liability for breach of contract: if party b fails to pay party a in accordance with the provisions of article 7 of this contract, party a has the right to terminate this contract, and handle the goods, party b shall bear all losses caused to party a, if there are other default, the breaching party liability, in accordance with the relevant provisions of the law of the Peoples Republic of China contract law.

9. Contract Modification and Rescission: During the term of the Contract, both parties shall perform the contract as agreed. For matters not covered herein, they shall make a written supplementary agreement through mutual negotiation by both parties, which shall have the same effect as this Contract.

10. Settlement of contract Disputes: Any dispute arising under this contract shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, the parties may file a lawsuit with the peoples court at the place where the contract is signed.

11. Other matters agreed upon: If either party fails to perform the contract due to force majeure, it shall timely notify the other party and be exempted from liability for breach of contract after obtaining relevant certificates. As used in this contract, force majeure means that both parties can not foresee it at the time of the conclusion of the contract Unavoidable and insurmountable objective conditions, including major natural disasters and wars.

12. This contract is made in duplicate, with each party holding one copy. It shall come into force upon being signed and sealed by both parties. The faxed contract shall have the same legal effect.

Party A:	Party B:
Address:	Address:
Legal Representative:	Legal Representative:
Entrusted Agent:	Entrusted Agent:
Telephone:	Telephone:
Bank Account:	Bank Account: